Sentry Petroleum Retains Leading U.S. Coal Seam Gas Expert

Denver, Colorado (FSC – February 22, 2011) Sentry Petroleum Ltd. (OTCBB:SPLM) advised today that the company has engaged world-renowned coal seam gas expert Dr. Charles Barker of Coal Ltd of Denver Colorado. Dr. Barker was retained to review and independently assess  Sentry’s potential 2,000 square mile coal and carbonaceous shale deposit in ATP 862 and ATP 864 in Queensland Australia.

President and CEO Dr. Rajeswaran commented on the engagement, “Having regard to the coal seam gas potential we have uncovered within our permits in Queensland we are moving expeditiously to capitalize on this opportunity. Keeping in line with our corporate philosophy of only working with professionals of the highest calibre, we have retained Dr. Barker. His reputation speaks for itself and precedes him. Dr. Barker is both highly sought after and well respected throughout the industry. We are delighted to have him working with us and look forward to reporting on his findings as soon as they become available.”

Commenting on the potential 2,000 square mile coal deposit and the mandate for his engagement, Dr. Barker noted, “The large areal extent, thickness of coal swamp deposits and related gas shows indicate the potential for a massive gas-bearing coal and carbonaceous shale deposit within Sentry’s northern permits. The indicated gas resource is at optimal depths for coal seam gas development. This coal and shale based resource, if proved to be gas saturated, would be a “world-class” deposit. I have waited my whole career for the opportunity to take a measured scientific approach to explore a coal sequence without the limitation of lease boundaries and, as I see it, here it is.”

About Dr. Barker

Dr. Charles Barker received his Masters Degree from the University of California, Riverside and was awarded his Ph.D. from the University of Adelaide, South Australia for work in thermal maturation and gas generation from coal. Dr. Barker has spent most of his career in the Coal Seam Gas sector, both privately and with the US Geological Survey Energy Resources Team. He has served as Chairman of the Coal Geology Division of the Geological Society of America, and Presidents of both the Society for Organic Petrology and the Society for Luminescent Microscopy and Spectroscopy. He has received several environmental and presentation awards for his coal seam gas work. Dr. Barker’s specific expertise lies in project management with 20 years experience in exploration management and coal seam gas resource assessment methodology, including, source rock evaluation, prospect generation, drilling and gas in place evaluation of coalbed gas prospects.

Cautionary Note: The Company cautions that the estimated quantities of coal and carbonaceous shale disclosed in this press release represent an estimate of the potential of the noted permit areas based strictly on a review of technical data that is publicly available and are not intended to be construed in any manner as an estimate of any classification of reserves. Further appraisal is required before any estimated classification of reserves can be compiled. The Company’s upcoming appraisal drilling campaign is being undertaken in order to build the necessary data to be able to compile an estimate of reserves and make a later determination as to whether any noted reserves can be produced economically. There is risk that our upcoming appraisal drilling campaign will not be able to confirm the Company’s findings from its review of publicly available technical data.

About Sentry Petroleum:

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.